Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, (303) 312-8155

Bill Barrett Corporation Announces Intent to Offer $200 Million of Senior Notes

DENVER — June 24, 2009 — Bill Barrett Corporation (NYSE: BBG) today announced its intent to offer, subject to market and other conditions, a series of senior notes due 2016 in aggregate principal amount of $200 million.  The Company intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility.  The notes are being offered pursuant to a prospectus supplement to the Company’s currently effective shelf registration statement filed with the United States Securities and Exchange Commission (SEC).  The notes will be unsecured, unsubordinated obligations of the Company.  Initially, all of the Company’s subsidiaries will guarantee the notes.

Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. will be the joint book-running managers for the offering. This offering is being made only by means of a prospectus and related prospectus supplement.

Electronic copies of the prospectus and, when available, the prospectus supplement may be obtained from Banc of America Securities LLC at 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department, or at 1-800-294-1322, from Deutsche Bank Securities Inc. at 100 Plaza One, Second Floor, Jersey City, NJ 07311 or at 1-800-503-4611 and from J.P. Morgan Securities Inc. by calling  800-245-8812.  The prospectus and, when available, the prospectus supplement may also be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include the Company’s plan to complete a public offering of senior notes in aggregate principal amount of $200 million.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company, and other factors described in the Company’s reports filed with the Securities and Exchange Commission.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in the Rocky Mountain region of the United States.

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Bill Barrett Corporation  |  1099 18th Street  |  Suite 2300  |  Denver, CO 80202